1BFC


NASDAQ: BOKF


For Further Information Contact:                        Danny Boyd
                                                        Corporate Communications
                                                        BOK Financial Corp.
                                                        (918) 588-6348

       Donald T. Parker Named Executive Vice President over BOK Financial
                            Operations and Technology

     TULSA, Okla. (Sept. 30, 2005) - BOK Financial Corporation has announced the appointment of Donald T. Parker as executive vice president and chief information officer. He will manage the company's Operations and Technology Division.

     In his role, Mr. Parker has responsibility for all bank operations, technology and corporate real estate related activities of BOK Financial and its subsidiary banks. He joins the company from Detroit-based Comerica Bank, where he was senior vice president and director of information services.

     At Comerica, Mr. Parker had responsibility for providing leadership and direction for all areas of technology support. Prior to joining Comerica in 1999, he was senior vice president and general manager in consolidation services at National City Corporation. His career includes more than 18 years at International Business Machines (IBM), where he served in a variety of leadership positions in sales and technology development.

     Mr. Parker, his wife, Mary, and their youngest son have relocated to Tulsa. The couple has two grown children living out of state.

     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., BOSC, Inc., Southwest Trust Co. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

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